UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2025

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Quince Orchard Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2025, the Board of Directors of Novavax, Inc. (the “Company”) determined to eliminate the position of Chief Operating Officer, and terminate the employment of John Trizzino with the Company effective as of June 20, 2025. Mr. Trizzino will continue to provide consulting services to the Company following the termination of his employment, as further described below.

In connection with the termination of his employment, the Company and Mr. Trizzino entered into a general release of claims and separation agreement (the “Separation Agreement”). The Separation Agreement provides that, in consideration of Mr. Trizzino’s execution and non-revocation of a general release of claims and his compliance with the applicable restrictive covenants, the Company will pay Mr. Trizzino separation pay of a gross amount of $601,778, less applicable withholdings and deductions, to be paid in a lump sum within 15 days calendar days of entering into the Separation Agreement. Subject to Mr. Trizzino timely electing COBRA coverage, the Company will also pay Mr. Trizzino’s full COBRA premiums for up to 12 months (or, if earlier, Mr. Trizzino becomes eligible for health insurance coverage through a new employer, or ceases to be eligible for COBRA during the 12 month period.)

The Company and Mr. Trizzino also entered into a consulting agreement (the “Consulting Agreement”) pursuant to which Mr. Trizzino will provide consulting services to the Company commencing on June 20, 2025 until December 31, 2025 (subject to earlier termination, the “consulting period”). The Consulting Agreement provides that the Company will pay Mr. Trizzino a consulting fee of $15,000 per month and provides that the equity awards previously granted to Mr. Trizzino will continue to vest, subject to his continued service during the consulting period, in accordance with their existing terms, and any stock options that remain outstanding and unexercised as of the last day of the consulting period will remain exercisable for a period of 90 days following the end of the consulting period. Upon termination of the Consulting Agreement, any unvested portion of the non-statutory stock options granted pursuant to the March 7, 2023 option award shall immediately vest as of the termination date. All other provisions of the Non-Statutory Stock Option Agreement shall remain unchanged. The Company may terminate the Consulting Agreement immediately for Cause (as defined in the Consulting Agreement), at which time the Company will have no further obligation to pay consulting fees thereunder and the continued vesting of Mr. Trizzino’s equity awards will cease.

The post-termination period applicable to Mr. Trizzino’s current non-competition and non-solicitation covenants will commence upon the termination of his employment with the Company.

The foregoing descriptions of the material terms of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement and Consulting Agreement, respectively, copies of which will be filed with the SEC as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: May 27, 2025	By:	/s/ Mark J. Casey
	Name:	Mark J. Casey
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary